SUBSCRIPTION AGREEMENT

____________, 202__

Cannagistics, Inc.

150 Motor Parkway

Suite 401

Hauppauge, NY

Attention: Rob Gietl, CEO

Dear Mr. Gietl:

By signing this Agreement, I agree to purchase shares of common stock of Cannagistics, Inc. (the “Company”) in the offering pursuant to the Offering Statement on Form 1-A dated __________ ___, 202__, as amended (the “Offering Statement”) filed with the Securities and Exchange Commission, on the terms and conditions contained herein.

1.1       Subscription. The undersigned investor (the “Investor”), hereby subscribes for and agrees to purchase ___________ shares of the Company’s common stock (the “Shares”) at a purchase price of $____ per share.

1.2       Subscription Payment. As payment for this subscription, simultaneously with the execution hereof, the Investor shall deliver herewith to the Company a check made payable to the order of the Company in the amount of $__________ or wire transfer the payment to an account designated by the Company.

1.3       Offering Statement. The Investor understands that the Shares are being offered pursuant to the Offering Statement as filed with the Securities and Exchange Commission. By subscribing to the Offering, the Investor acknowledges that the Investor has received and reviewed a copy of the Offering Statement and any other information required by the Investor to make an investment decision with respect to the Shares.

[Signature Page Follows]

IN WITNESS WHEREOF, this Subscription Agreement is executed.

Sincerely yours,

________________

 Investor signature

Name of Investor:

Address of Investor:

Investor E-mail Address:	_______________________________________________________________

Investor’s SS# or Tax ID#:

ACCEPTED BY:	CANNAGISTICS, INC.

__________________________

Rob Gietl, CEO

Date of Acceptance: _________________, 20___

[Signature Page to Subscription Agreement]

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